UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 6, 2014

Date of Report (Date of earliest event reported)

INNOVATE BUILDING SYSTEMS, INC.

 (Exact Name of Registrant as Specified in Charter)

FLORIDA	333-175692	20-8926549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7830 Inishmore Dr., Indianapolis, IN

46214

(Address of Principal Executive Offices) (Zip Code)

(317) 652-30773

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 25, 2014 Innovate Building Systems, Inc. ("INBD"), entered into a Share Purchase Agreement (the "Share Purchase Agreement") (the “Purchaser”) with the shareholders of Innovate Building Systems, Inc, an Alberta corporation ("Innovate"). Pursuant to the Share Purchase Agreement, Purchaser will acquire 100% of the issued and outstanding capital stock of Innovate from the Shareholders of Innovate (the "Vendors") for a purchase price of 96 million share of common stock of INBD (the "Purchase Price"). Under the terms of the Share Purchase Agreement, the 96 million shares will be issued and will be held in escrow subject to the completion of two year audit of Innovate’s financial statements.

The Share Purchase Agreement contains customary representations, warranties and covenants of Vendors and Purchaser. Subject to certain limitations, the Vendors and Purchaser are also obligated to indemnify each other for breaches of representations, warranties and covenants made in the Share Purchase Agreement and certain other matters.

On December 13, 2013, the Company issued 29,743,712 shares in escrow pursuant to a pending acquisition. These shares are currently being returned to treasury for cancellation.

Item 8.01. Other Events

The owners of 201 shares of Series B preferred stock have been provided notice to the Company of their right to convert their preferred shares into 50,250,000 common shares. Each of the owners is non-affiliated with the owners of Innovate. The remaining shares of the Preferred Stock being Series A of 76,447 shares and Series A of 1 share are being returned to treasury for cancellation.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired: Not available.

(b) Pro Forma Financial Information: Not available.

(c) Shell Company Transactions: Not applicable.

(d) Exhibits:

Exhibit No. Document

 99.1 Press Release dated April 28, 2014

99.2 Share Purchase Agreement dated April 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FOUND SHRIMP, INC.

Dated: May 9, 2014	/s/ David Cupp
David Cupp,
Principal Executive Officer, Principal Accounting Officer,
Chief Financial Officer, Secretary, Chairman of the Board